Exhibit 99.1

     Healthaxis Announces Second Quarter 2004 Financial Results;
  Revenues and Earnings Down for the Quarter as Company Completes its
               Repositioning and Financial Restructuring

    IRVING, Texas--(BUSINESS WIRE)--Aug. 10, 2004--Healthaxis Inc. (Nasdaq:HAXS), a technology-enhanced provider of business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three and the six months ended June 30, 2004.

    Second Quarter 2004 and Six Months Highlights(a)

    -- Revenues for the quarter were $3.9 million compared to $5.5 million for the same quarter of 2003. Year-to-date revenues were $8.1 million compared to $10.7 million in 2003. The decline in revenues is attributable to several factors, the most significant of which was the conclusion of work on the Company's contract with the State of Washington, which accounted for $576,000 of the quarterly decline and $946,000 of the year-to-date decline. Recurring per employee per month
        (PEPM) revenues declined principally as a result of a customer completing a multi-year run-off from Healthaxis systems, begun in 2000. Transaction fees, professional service fees and print fees also were down due to a decrease in the number of covered lives in certain on-going customers.

    -- Second quarter GAAP operating expenses were down 11 percent, to $5.7 million from $6.4 million in the same quarter last year. Operating expenses year-to-date also were down 11 percent, to $11.6 million from $13.0 million in 2003. Approximately $785,000 of the year-to-date decline was related to termination of contract labor on the State of Washington contract and an additional $352,000 was related to lower amortization and depreciation expense. The remaining expense reduction was due primarily to lower costs for salary, benefits, travel and other personnel related expenses.

    -- The decrease in operating expenses in 2004 was realized in spite of our increased investment in sales and marketing and significant costs incurred in the preferred stock modification transaction. Legal, accounting and printing expenses, in addition to the cost of a third-party fairness opinion, resulted in an additional $373,000 of operating costs year-to-date, $341,000 of which was incurred in the second quarter.

    -- The operating loss was $1.8 million for the quarter compared to $936,000 in 2003 and $3.5 million year-to-date, compared to $2.3 million for the first six months of last year.

    -- EBITDA (defined as revenue less cash operating expenses) was a loss of $1.2 million for the second quarter, compared to an EBITDA loss of $69,000 for the same quarter of 2003. The year-to-date EBITDA loss was $2.1 million, compared to $506,000 in 2003, reflecting the decrease in revenues from 2003 to 2004 exceeding the Company's reduction of cash operating expenses. The attached financial table provides a reconciliation of EBITDA to the GAAP operating loss.

    -- The net loss attributable to common shareholders for the second quarter was $1.5 million, or $0.54 per share, bringing the year-to-date loss for the first six months to $3.3 million or $1.19 per share. This compares to losses attributable to common shareholders of $1.1 million, or $0.20 per share, and $2.5 million, or $0.47 per share, for the same periods in 2003. The number of weighted average common shares outstanding in 2004 is significantly less than the 2003 comparable periods due to the Company's September 30, 2003 repurchase and subsequent retirement of 48 percent of the outstanding common stock previously held by UICI.

    -- Cash at June 30, 2004 totaled $5.9 million, compared to $6.8 million at March 31, 2004 and $7.9 million at December 31, 2003. The major uses of cash for the first six months of 2004 have been $1.2 million used in operations, $354,000 used in investing activities (such as software development, contract start-up and purchases of property, plant and software) and $524,000 from financing activities. The financing activities consisted primarily of a $223,000 preferred stock dividend in January (for the previous six-month accrual) and $303,000 debt services on the note payable to UICI.

    -- As previously announced, the Company modified the terms of its outstanding preferred stock following a vote of common shareholders at the Annual Meeting held June 30, 2004. Under terms of the agreement with the preferred shareholders, the preferred stock is convertible into an aggregate of 3.85 million shares of common stock. In addition, the preferred shareholders received warrants for 1 million shares of common stock at an exercise price of $5.50 per share. Additional terms included the removal of liquidation and redemption preferences and virtually all voting rights and dividends, as well as the imposition of limited restrictions on the transfer of the stock in both the private and public markets for a period of one year after the effective date of the transaction. The company's proxy statement, filed prior to the June 30th meeting, included full details of the modification transaction.

    -- During the quarter, the Company also announced final settlement of the State of Washington Health Care Authority contract. Completion of this settlement represented the Company's full exit from government contracts, as the Company completed the transition of its business to claims related business process solutions and services and ASP based systems for commercial health benefit administrators and health insurance claims processors.

    -- The Company previously announced the contract extension of two if its largest customers to 2009 and the commitment of one of these customers to increase its covered employees on the Healthaxis claims system by approximately 50 percent. In addition, the Company recently announced the addition of a large Blue Cross Blue Shield BPO services customer serving more than 700,000 members. Healthaxis began servicing this customer in the third quarter.

    Commenting on the results for the second quarter and the first six months of 2004, James McLane, the Company's chairman and Chief Executive Officer, said: "Healthaxis has endured a long period in which we had to redefine the business strategy and streamline the Company's operations, while at the same time completing a series of transactions designed to simplify our capital structure. This process has been longer and more difficult than anyone expected, but we have emerged successfully as a smaller and better positioned company with a very clear sense of our competitive strengths and our strategy, which is directed toward surrounding and supporting the processing of a health insurance claim. While the results for the quarter and six months continue to show a loss from operations, our operating costs and overheads are now in position to be leveraged effectively with revenue growth. And, I am encouraged by the depth and breadth of our sales pipeline growth created by our new, expanded and seasoned sales team."
    Continuing, McLane said: "We are focused on helping our existing customers grow their covered lives, generating new customers through direct sales and through strategic alliances with complementary companies in the claims process services market, as well as exploring strategic options which can add complementary scale, strong customer relationships and profitable operations to our business."

    (a) The financial results reported in this release contain both measures of GAAP and Non-GAAP financial information, as defined in Regulation G adopted by the Securities and Exchange Commission. Accordingly, all such non-GAAP financial measures that are presented are also set forth on the tables attached to this press release and are both compared to, and reconciled with, the most directly comparable financial measure calculated and presented in accordance with GAAP. Management believes that these non-GAAP financial measures are useful in monitoring basic cash flow generated and used in the company's core operating activities, and in monitoring the effects of changes made by management in the Company's operations across different time periods. These non-GAAP factors alone are insufficient to measure all of the company's operating characteristics and should be used in conjunction with GAAP measures to evaluate total operating performance.

    Conference Call:

    Healthaxis management will host a conference call on Wednesday, August 11, 2004 to review results and answer questions. The conference call will be held at 11:00 A.M. Central Time. Investors wishing to participate should call 888-334-7880 and request the Healthaxis Second Quarter Results Call. Please plan on calling in at least 10 minutes prior to the scheduled start.
    A replay will be available, beginning approximately 2 hours after the live call is completed, until September 10, 2004 at 866-518-1010.
    A Webcast of the live call and audio archive will also be available through the company's Website www.healthaxis.com under the heading "About Healthaxis" and "Investor Relations."

    About Healthaxis Inc.

    Healthaxis (Nasdaq:HAXS) is a leading technology enhanced provider of fully integrated business process outsourcing and claims and administration solutions and services for health benefit administrators and health insurance claims processors. For information on Healthaxis products and services, call (800) 519-0679 or visit www.healthaxis.com. For investor information, call (972) 458-8000.

    Forward-looking statements:

    Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Business-Risk Factors" in our most recently filed Form 10-K and under the caption "Proposal I - Approval of Issuance of Common Stock and Related Securities Transactions -Factors affecting Current Common shareholders" in the Company's Proxy Statement dated June 1, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.


Healthaxis Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data) (Unaudited)

                            Three  Months Ended    Six  Months Ended
                                  June 30,              June 30,
                             2004       2003       2004       2003
                           ---------- ---------- ---------- ----------

Revenues                      $3,894     $5,483     $8,143    $10,714
Expenses:
  Cost of revenues             4,024      4,975      8,377     10,072
  Sales and marketing            341        283        634        538
  General and
   administrative              1,106        837      2,074      1,746
  Research and development        --         --         --         30
  Amortization of
   Intangibles                   252        324        528        648
                           ---------- ---------- ---------- ----------
Total operating expenses       5,723      6,419     11,613     13,034
                           ---------- ---------- ---------- ----------
Operating loss                (1,829)      (936)    (3,470)    (2,320)
Interest and other income
 (expense), net                  (48)         3        (85)        14
                           ---------- ---------- ---------- ----------
Net loss                      (1,877)      (933)    (3,555)    (2,306)
Preferred stock
 contributions (dividend)        371       (117)       261       (232)
                           ---------- ---------- ---------- ----------
Net loss attributable to
 common shareholders         $(1,506)   $(1,050)   $(3,294)   $(2,538)
                           ========== ========== ========== ==========

Net loss per share of
 common stock (basic and
 diluted)                     $(0.54)    $(0.20)    $(1.19)    $(0.47)
                           ========== ========== ========== ==========

Weighted average common
 shares used in computing
 loss per share
  Basic and diluted        2,768,291  5,361,222  2,768,061  5,362,885



GAAP / Non-GAAP Comparison  Three  Months Ended    Six Months Ended
 and Reconciliation
                                  June 30,              June 30,
                             2004       2003       2004       2003
                           ---------- ---------- ---------- ----------

Revenues                      $3,894     $5,483     $8,143    $10,714
Cash expenses:
  Cost of revenues             3,647      4,456      7,588      8,964
  Sales and marketing            336        276        622        523
  General and
   administrative              1,095        820      2,051      1,711
  Research and development        --         --         --         22
                           ---------- ---------- ---------- ----------
Cash operating expenses        5,078      5,552     10,261     11,220
                           ---------- ---------- ---------- ----------
Non-cash operating
 expenses:
  Operating depreciation &
   amortization                  385        534        806      1,148
  Stock based compensation         8          9         18         18
  Amortization of
   acquisition intangibles       252        324        528        648
                           ---------- ---------- ---------- ----------
Total GAAP operating
 expenses                      5,723      6,419     11,613     13,034
                           ---------- ---------- ---------- ----------

EBITDA (Revenues less cash
 operating expenses)          (1,184)       (69)    (2,118)      (506)
                           ---------- ---------- ---------- ----------

GAAP operating loss
 (EBITDA less non-cash
 operating expenses)          (1,829)      (936)    (3,470)    (2,320)
Interest and other income
 (expense), net                  (48)         3        (85)        14
                           ---------- ---------- ---------- ----------
Net loss                     $(1,877)     $(933)   $(3,555)   $(2,306)
                           ========== ========== ========== ==========


Healthaxis Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data) (Unaudited)

                                            June 30,       Dec. 31,
                                             2004           2003
                                        --------------- --------------

Assets
  Cash and cash equivalents                     $5,856         $7,887
  Accounts receivable, net                       2,153          3,077
  Other current assets                             818            729
                                        --------------- --------------
                                                 8,827         11,693
  Property & Equipment, net                      1,072          1,238
  Goodwill                                      11,276         11,276
  Other assets                                   2,152          2,907
                                        --------------- --------------
  Total assets                                 $23,327        $27,114
                                        =============== ==============


Liabilities and stockholders' equity
  Current liabilities                           $3,371         $3,263
  Long-term debt                                 2,376          2,697
  Other long-term liabilities                    2,368          2,407
  Stockholders' equity                          15,212         18,747
                                        --------------- --------------
  Total liabilities and stockholders'
   equity                                      $23,327        $27,114
                                        =============== ==============

    CONTACT: Halliburton Investor Relations
             Matt Kreps, 972-458-8000
             mkreps@halliburtonir.com